Exhibit 99.1 NASDAQ: GFED www.gbankmo.com For Immediate Release

Contacts:	Shaun A. Burke, President and CEO or Carter M. Peters, CFO 1341 W. Battlefield Springfield, MO 65807 417-520-4333

Guaranty Federal Bancshares, Inc.

ANNOUNCES REDEMPTION OF SERIES a PREFERRED STOCK

SPRINGFIELD, MO – (May 8, 2014) – Guaranty Federal Bancshares, Inc., (NASDAQ: GFED), the holding company (the “Company”) for Guaranty Bank, announces the redemption of all of its remaining 12,000 shares of Fixed Rate Cumulative and Perpetual Preferred Stock, Series A (“Preferred Stock”). The Preferred Stock was originally issued to the U.S. Department of the Treasury in January 2009 as part of their Troubled Asset Relief Program’s Capital Purchase Program and was sold to other investors in April 2013 through a public auction. The shares were redeemed at the liquidation price of $1,000 per share for a total of $12 million, plus $234,000 of accrued and unpaid dividends. As a result of this redemption, no shares of the Preferred Stock remain outstanding and the Company will not pay any future dividends on the Preferred Stock.

About Guaranty Federal Bancshares, Inc.

Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services. The principal subsidiary, Guaranty Bank, is headquartered in Springfield, Missouri, and has nine full-service branches in Greene and Christian Counties and a Loan Production Office in Webster County. In addition, Guaranty Bank is a member of the TransFund ATM network which provides its customers surcharge free access to over 100 area ATMs and over 1,600 ATMs nationwide. For more information visit the Guaranty Bank website: www.gbankmo.com.

The Company may from time to time make written or oral “forward-looking statements,” including statements contained in the Company’s filings with the SEC, in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When used in this prospectus, words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify such forward-looking statements but are not the exclusive means of identifying such statements.

These forward-looking statements involve risks and uncertainties, such as statements of the Company’s plans, objectives, expectations, estimates and intentions, that are subject to change based on various important factors (some of which are beyond the Company’s control). The following factors, among others, could cause the Company’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements:

● the strength of the United States economy in general and the strength of the local economies in which we conduct operations;

● the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve, inflation, interest rates, market and monetary fluctuations;

● the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services;

● the willingness of users to substitute competitors’ products and services for our products and services;

● our success in gaining regulatory approval of our products and services, when required;

● the impact of changes in financial services laws and regulations (including laws concerning taxes, banking, securities and insurance);

● technological changes;

● the ability to successfully manage and integrate any future acquisitions if and when our board of directors and management conclude any such acquisitions are appropriate;

● changes in consumer spending and saving habits;

● our success at managing the risks resulting from these factors; and

● other factors set forth in reports and other documents filed by the Company with the SEC from time to time.